EXHIBIT 99.1
Ingersoll-Rand Company Limited Clarendon House 2 Church Street Hamilton HM 11 Bermuda www.irco.com
NEWS RELEASE
Contact:	Wendy Bost (Media Contact) (201) 573-3382 Joe Fimbianti (Analyst Contact) (201) 573-3113

Ingersoll-Rand Earnings from Continuing
Operations Increased by 42% and
Revenues Increased by 15% for the 2004 Third Quarter

                -      Earnings from continuing operations increased by 42% to $205.6 million, or diluted EPS of
                       $1.18, for the 2004 third quarter.

                -      Diluted EPS, excluding gains on the sale of businesses, increased by 50% to $1.23, exceeding previous guidance.

                -      Revenues increased by 15% compared to the 2003 third quarter.

                -      Company increases full-year diluted EPS forecast to a range of $4.80 - $4.90.

 Hamilton, Bermuda, October 21, 2004 - Ingersoll-Rand Company Limited (NYSE:IR), a leading diversified industrial firm, today announced that in the third quarter of 2004 net income and revenues significantly increased compared to the third quarter of 2003, and diluted earnings per share (EPS) exceeded previous guidance.

The company reported net earnings of $237.8 million, or EPS of $1.36, for the third quarter of 2004.  Third-quarter net earnings included $205.6 million, or EPS of $1.18, from continuing operations, as well as $32.2 million, or EPS of $0.18, from discontinued operations, which represents retained costs and earnings of divested businesses as well as the gains on the sale of divested businesses.  The results of Dresser-Rand have been classified as part of discontinued operations for the third quarter of 2004 and all prior periods due to its pending sale.

Third-quarter discontinued operations included a gain of $22.2 million, or EPS of $0.13, related to the sale of the remaining Drilling Solutions businesses and final resolution of matters related to the sale of Engineered Solutions.  Excluding these gains, EPS from total operations for the third quarter of $1.23 increased by 50% compared to EPS of $0.82 for the 2003 third quarter.

Net earnings for the 2003 third quarter of $154.6 million, or EPS of $0.88, consisted of EPS of $0.83 from continuing operations and EPS of $0.05 for discontinued operations.  Third-quarter 2003 discontinued operations included $10.8 million, or EPS of $0.06, related to the gain on the sale of two small businesses.  Excluding this gain, EPS for the quarter would have been $0.82.

"We delivered another strong performance in the third quarter, generating a 42% increase in EPS from continuing operations and a 15% increase in revenues compared to the same quarter last year," said Herbert L. Henkel, chairman, president and chief executive officer. "Operating margins also improved, and our innovations continued to increase market share in strengthening global markets.

"During the quarter, we also announced our plans to sell Dresser-Rand, an important strategic move that enhances our ability to generate consistent revenue, earnings and cash flow growth in the future. With this sale, which we expect to close shortly, we complete the last of a series of major divestitures as part of our strategy to transform the company from a capital-intensive machinery manufacturer into a diversified industrial company. Going forward, our business will be solidly based on our Security and Safety, Climate Control, Industrial Solutions and Infrastructure platforms, each of which has strong brands, leading market shares and global growth prospects."

Additional Highlights for the 2004 Third Quarter

Revenues:  The company's revenues increased by approximately 15% to $2,368.0 million compared to revenues of $2,064.0 million for the 2003 third quarter.  Three of the company's business segments experienced double-digit revenue growth in the quarter compared to the 2003 third quarter:  Infrastructure Segment (+32%), Industrial Solutions Segment (+15%), and Security and Safety Segment (+11%).  Approximately two percentage points of the company's revenue increase was due to the favorable effects of currency translation.

Total recurring revenues, which include revenues from installation, parts, service and rental business, increased by 9% compared to the third quarter of 2003, and accounted for 21% of total revenues.

Interest and Other Expense:  Interest expense was $35.7 million for the third quarter of 2004, compared to $42.1 million for the 2003 third quarter, a decrease of $6.4 million.  This decrease was due primarily to lower year-over-year debt levels.  Other income totaled $5.1 million for the third quarter, compared to $3.9 million of expense for the third quarter of 2003.

Taxes:  The company's effective tax rate for continuing operations for the third quarter of 2004 was 17%, compared to 13% for the third quarter of 2003.

Sale of Dresser-Rand:  On August 26, 2004, the company announced an agreement to sell its Dresser-Rand business to a fund managed by First Reserve Corporation, a private-equity firm, for cash proceeds of approximately $1.2 billion.  The sale, which is subject to government regulatory approvals and other customary closing conditions, is targeted to close at the end of October 2004.  The gain on the sale will be included in discontinued operations.  The results of Dresser-Rand have been classified as "discontinued operations net of tax" for the third quarter and all prior periods.

Third-quarter Business Review

Third-quarter 2004 operating income was negatively impacted by approximately $11 million of productivity investments. Operating income for the third quarter of 2003 included productivity investments of $8 million.

The company categorizes its businesses into four segments based on industry and market focus: Climate Control, Industrial Solutions, Infrastructure, and Security and Safety.

The Climate Control Segment provides solutions to transport, preserve, store and display temperature-sensitive products, and includes the market-leading brands of Hussmann and Thermo King.  Revenues for the segment of $694.4 million represented an increase of approximately 2% compared to $683.8 million in the third quarter of 2003.  Third-quarter 2004 operating margins increased to 11.3%, compared to 9.8% in the 2003 third quarter. Higher margins were due to favorable product mix and operational improvements.

        Revenue from North American operations decreased compared to last year. Improved activity in the truck and trailer market was offset by declines in the urban bus business and lower display case shipments. Operating margins improved due to positive mix and continuing cost reductions.

        Revenue from international operations improved, increasing by approximately 11% compared to the third quarter of 2003.  European markets for trucks, trailers and supermarket display cases all increased compared to last year.  Asian revenues improved, driven primarily by market growth for display cases.

The Industrial Solutions Segment is composed of a diverse group of businesses focused on providing solutions to enhance customers' industrial efficiency.

Total revenues for the third quarter increased by approximately 15% to $398.7 million.  Third-quarter operating margins improved substantially to 11.6%, compared to 7.6% in 2003.  Air Solutions' revenues increased by 18% compared to the third quarter of 2003, reflecting higher new product sales of complete units and increased revenues from the aftermarket business.  Total recurring revenues increased by approximately 13% compared to last year, and accounted for 46% of total Air Solutions revenues.   Productivity Solutions' revenues increased by approximately 8% compared to the third quarter of 2003, due to new products, improved industrial assembly markets and aftermarket revenue increases.

The Infrastructure Segment includes Bobcat® compact equipment, Club Car® golf cars and utility vehicles, and Ingersoll-Rand® road pavers, compactors, portable-power products and general-purpose construction equipment.  Total segment revenues increased by approximately 32% to $811.5 million compared to $614.7 million in the 2003 third quarter.  Operating margins increased to 12.2%, compared to 9.7% in the third quarter of 2003.

        Bobcat compact equipment revenues for the third quarter of 2004 increased by more than 30% compared to last year, due to new product sales, higher attachment shipments and strong North American markets.  Bobcat margins were flat compared to last year, reflecting higher volumes and productivity improvements that were offset by the impact of higher material costs.

        Road Development revenues increased by almost 40% compared to the 2003 third quarter, and benefited from improved sales in North America and Europe. Operating margins improved, reflecting higher volumes and the effect of plant consolidations in the paving business in 2003, partially offset by higher material costs.

         Club Car revenues increased by approximately 28% compared with the third quarter of 2003, primarily reflecting continuing market share gains in the North American golf market, improved pricing on new products and higher parts shipments.

The Security and Safety Segment provides architectural hardware products, mechanical locks,  electronic and biometric access-control technologies, and integrated security solutions.  Third-quarter revenues increased by approximately 11% to $463.4 million.  Electronic access-control and solutions revenues increased by 14% due to growing market demand.  The traditional hardware business' revenues increased by approximately 10%, with improvements in both the residential and commercial businesses.  Operating margins of 16.5% declined compared to 2003, reflecting approximately $10 million of estimated costs related to Kryptonite® cylindrical bicycle locks.

Balance Sheet

Total debt at the end of the 2004 third quarter was approximately $1.98 billion, a reduction of approximately $408 million compared to the third quarter of last year.  The debt-to-capital ratio was 28.2% at the end of the third quarter, compared to 36.2% at the end of the third quarter of 2003.

During the third quarter of 2004, the company purchased approximately one million shares of Ingersoll-Rand stock under a ten million share stock repurchase program approved by the Board of Directors in August 2004.

2004 Outlook

"Activity in most of IR's major end markets continued to improve during the third quarter of 2004," said Henkel.  "Third-quarter orders increased by approximately 6% compared to last year's activity.  From our recent order pattern, we see a continuing market expansion in most North American and European markets and continuing growth in Asia.

"Given these conditions, we expect fourth-quarter 2004 net earnings to be in the range of $1.13 to $1.23 per share.  The projected fourth quarter EPS increased our forecast for full-year EPS from total operations to be in the range of $4.80 to $4.90, which is more than 43% above EPS of $3.34 for 2003.  Our forecast excludes the gains on the sale of the Drilling Solutions and Dresser-Rand businesses and also reflects a tax rate of approximately 15% for continuing operations for the fourth quarter."

IR is a leading innovation and solutions provider for the major global markets of Security and Safety, Climate Control, Industrial Solutions and Infrastructure.  The company's diverse product portfolio encompasses such leading industrial and commercial brands as Schlage locks and security solutions; Thermo King transport temperature control equipment; Hussmann commercial and retail refrigeration equipment; Bobcat compact equipment; Club Car golf cars and utility vehicles; and Ingersoll-Rand industrial and construction equipment. In addition, IR offers products and services under many more premium brands for customers in industrial and commercial markets.  Further information on IR can be found on the company's web site at www.irco.com.

This news release includes "forward-looking statements" that involve risks and uncertainties.  Political, economic, climatic, currency, tax, regulatory, technological, competitive and other factors could cause actual results to differ materially from those anticipated in the forward-looking statements.  Additional information regarding these risk factors and uncertainties is detailed from time to time in the company's SEC filings, including but not limited to its report on Form 10-Q for the quarter ended June 30, 2004.

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10/21/04

(See Accompanying Tables)